As filed with the Securities and Exchange Commission on May 19, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

Neurogen Corporation
(Exact name of registrant as specified in its charter)

Delaware	22-2845714
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

35 Northeast Industrial Road
Branford, Connecticut 06405
(203) 488-8201
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

STEPHEN R. DAVIS, ESQ.
Executive Vice President and Chief Business Officer
Neurogen Corporation
35 Northeast Industrial Road
Branford, Connecticut 06405
(203) 488-8201
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:

ROBERT B. WILLIAMS, ESQ.
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
(212) 530-5000

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.025	14,285,760	$9.22	$131,714,707	$16,688

(1) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant's common stock as reported on the Nasdaq National Market on May 17, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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The information in the preliminary prospectus is subject to completion or amendment. These securities may not be sold until the registration statement filed with the Securities Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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SUBJECT TO COMPLETION, DATED May 19, 2004

PROSPECTUS

Neurogen Corporation

14,285,760 Shares

Common Stock
________________

The selling stockholders identified in this prospectus may sell up to 14,285,760 shares of common stock of Neurogen Corporation, a Delaware corporation. The shares of common stock which are being offered by this prospectus were issued to the stockholders in connection with a financing transaction. We will not receive any of the proceeds from the sale of these shares. The selling stockholders may offer and sell their shares of common stock from time to time:

  on terms to be determined at the time of a sale;
  in transactions on the Nasdaq National Market;
  in privately negotiated transactions; or
  in a combination of these methods of sale.

Please see "Where You Can Find More Information" on page 11 for additional information about us on file with the Securities and Exchange Commission.

Neurogen's common stock is traded on the Nasdaq National Market under the symbol "NRGN." On May 18, 2004 the closing price for the common stock on the Nasdaq National Market was $9.35 per share.

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Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 3 of this prospectus.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_________ __, 2004

THE COMPANY

Neurogen is a drug discovery and development company targeting new small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical needs including inflammation, pain, insomnia, depression and obesity. We have generated a portfolio of compelling new drug programs through our fully integrated drug discovery and development processes. Our Accelerated Intelligent Drug Discovery ("AIDD" TM) process and our expertise in cellular functional assays enhance our ability to rapidly and cost effectively identify small molecule drug candidates. Small molecule drugs typically are suitable for oral administration as a pill, while large molecule drugs typically are administered by injection. We conduct our research and development independently and, when advantageous, collaborate with leading pharmaceutical companies during the drug research and development process to obtain additional resources and to access complementary expertise. Currently, we have active collaborations with Pfizer Inc. ("Pfizer"), Aventis Pharmaceuticals, Inc. ("Aventis"), and Merck Sharp & Dohme Limited ("Merck"), a subsidiary of Merck & Co., Inc.

We have diversified our drug discovery and development efforts across a broad number of disease-related targets and employ a strategy designed to efficiently discover multiple drug candidates for each target. In addition, several of our programs focus on medical targets which are implicated in numerous related disease states. Throughout the pharmaceutical industry, a small minority of drug candidates successfully overcome all of the development obstacles on the way to commercialization. Because of this very high attrition rate, we believe that the value of a drug discovery and development company's pipeline is best measured by the company's ability to rapidly discover multiple generations of improved candidates within each of several programs.

We believe that our ability to rapidly and systematically produce multiple generations of incrementally improved drug candidates in multiple programs represents a competitive advantage. Although much smaller than major pharmaceutical companies, we have discovered ten small molecule drug candidates that, in collaboration with our pharmaceutical company partners, have entered human clinical trials. During 2003, we completed an exploratory Phase IIa trial in asthma of our lead drug candidate for the treatment of inflammatory disorders. In January 2004, we announced that in this study, NGD 2000-1 did not demonstrate a statistically significant therapeutic benefit with respect to the primary and most significant secondary predetermined endpoints. An exploratory Phase IIa study in rheumatoid arthritis, also begun during 2003, continued into 2004. We own all commercial rights to this program. Our partner, Pfizer, continued to conduct Phase I human trials, begun in March 2002, for a drug candidate from our program for the treatment of insomnia.

Neurogen was incorporated in Delaware in September 1987 and commenced operations in July 1988. Our executive offices and research and development facilities are located at 35 Northeast Industrial Road, Branford, Connecticut 06405. Our telephone number is (203) 488-8201. We maintain a website at www.neurogen.com. The contents of our website are not part of this prospectus.

RISK FACTORS

You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to purchase our common stock. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. Additional factors and uncertainties not currently known to us or that we currently consider immaterial could also harm our business, operating results and financial condition. As a result, the trading price of our common stock may decline, and you could lose all or part of your investment.

Risks Related to Our Business

The testing process for our drug candidates is long, costly, and uncertain and most drug candidates fail to be approved. Even if approved for use in humans, our drug candidates may prove to be unsafe or ineffective.

With the exception of our two lead candidates, NGD 2000-1 (our lead candidate in our inflammation program) and NGD 96-3 (our lead candidate in our insomnia program), none of our current compounds has received regulatory clearance for any stage of clinical trials in humans. Our potential drug candidates must go through extensive preclinical (animal) and clinical (human) trials to prove that the drug is safe and effective before it can be commercialized. This extensive testing takes several years, is quite expensive, and more often than not leads to the conclusion that a drug candidate is not suitable for commercialization. Moreover, even if early drug testing appears positive, later testing or even the results of usage after commercialization may preclude further use of a drug. The results of preclinical tests performed on animals are not always accurate predictors of the safety, effectiveness, or suitability of drugs in humans. Similarly, the results of initial clinical trials do not necessarily accurately predict the results that will be obtained in the later stages of clinical trials. The appearance of adverse side effects or a lack of effectiveness in clinical trials could interrupt, delay or result in termination of clinical testing of the product in question and could ultimately prevent its approval by the United States Food and Drug Administration (the "FDA") or foreign regulatory authorities. Either the FDA or we may suspend clinical trials at any time if the FDA or we believe that the individuals participating in the trials are being exposed to unacceptable health risks. Even products approved by the FDA or foreign regulatory authorities may later exhibit adverse side effects that prevent their widespread use or necessitate their withdrawal from the market. As a result, our drug candidates may prove to be unsafe or ineffective in humans, produce undesirable side effects, or fail to get through the testing phases to commercialization.

We have limited experience in the clinical process and we rely heavily on our collaborative partners for research and development funding and commercialization.

We have depended on our collaborative partners to fund a significant portion of our research and development expenses and to manufacture and market products resulting from our collaborations. In the fiscal years ended December 31, 2003, 2002, and 2001, we incurred $33.2 million, $34.1 million, and $35.4 million in research and development expenses (including stock compensation expense of $0.3, $0.0 and $0.9 million respectively) and recognized $4.8 million, $4.3 million, and $3.1 million respectively, in research and development revenue from corporate partners. Because we have limited experience conducting clinical trials, we also depend on our collaborative partners with respect to regulatory filings relating to, and the clinical testing of, compounds developed under our collaborations. In particular, we depend on Pfizer, Aventis and Merck to conduct clinical trials for compounds on which we collaborate, including our lead compound from our Pfizer collaborations, NGD 96-3. Our reliance on collaborative partners exposes us to many risks, including the following:

  That a collaborator will halt, delay, or repeat clinical trials;
  That a collaborator will alter the amount or timing of resources dedicated to our collaboration;
  That a collaborator will dispute our rights under an agreement;
  That a collaborator will attempt to independently develop a competing drug on its own or in conjunction with a third party;
  That existing collaboration agreements will not be extended;
  That a collaborator will not continue to develop a drug candidate after a collaboration agreement has ended; and
  That a collaborator will breach or terminate an agreement with us.

If any of these risks were to occur, the research program in question, and possibly our business, would suffer. Our existing collaborations may be unsuccessful and we may not receive any future milestone payments. If our existing collaborations are not continued or are unsuccessful, our product development efforts and consequently business would suffer. Delays or discontinuation of any of our collaborative programs could significantly delay and decrease the probability of our ever achieving product revenues. This could negatively impact our ability to access and our cost of capital. If our collaborative partners do not continue the development of our compounds under our collaborations, we may not be able to do so on our own. Under our current collaborations, each of Pfizer, Aventis and Merck control, subject to certain diligence requirements, the determination of when and if to advance compounds in the clinical process. In addition, we may not be able to find suitable partners for any new collaborations we may seek to enter. Any new collaborations would likely be subject to some or all of the same risks as our existing collaborations.

A consequence of entering into collaborative arrangements is that our potential upside is smaller if a successful product emerges than if we successfully commercialized a product on our own.

We have entered into strategic collaborations with large pharmaceutical companies to develop and commercialize new drugs. Under our collaborations with Pfizer, we have, with limited exceptions, granted Pfizer the exclusive worldwide license to manufacture, use and sell products developed under the Pfizer agreements. Under our collaboration with Aventis, we have granted Aventis the exclusive worldwide license to manufacture, use and sell products developed under the Aventis agreement. Under our collaboration with Merck, we have granted Merck the exclusive worldwide license to manufacture, use and sell products developed under the Merck agreement. While these collaborations have allowed us to recoup our research and development expenses and avoid risking our own capital on these activities, they have, in most cases, limited our upside to receiving only royalties based on net sales levels should a successful drug result. Were we to successfully develop and commercialize a drug completely on our own, however, our potential upside would be larger.

We periodically explore new alliances that may never materialize or may fail.

We periodically explore a variety of possible partnerships or alliances in an effort to gain access to additional complimentary resources. At the current time, we cannot predict what form such a partnership or alliance might take. To date, our only experience working with other companies has come from our drug program collaborations and our single AIDD™ technology transfer agreement with large pharmaceutical companies. We have no experience managing a joint venture, merger or acquisition. We may not be able to find a suitable partner for any such alliance on favorable terms or at all. If we do find a suitable partner, we may not have the financial capability to conclude an agreement. Or, if we do form a partnership or other alliance to gain access to additional resources, the venture may be unsuccessful or it may not achieve its intended purposes.

There have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future corporate collaborators. If business combinations involving our corporate collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our corporate collaborations.

We are not certain how much capital we may need and we may have difficulty raising needed capital in the future on favorable terms or at all.

We have spent and will continue to spend substantial funds to complete the research, development and clinical testing of our products. On April 19, 2004, we completed the sale of approximately $100 million of common stock in a private placement. We expect to use the proceeds from the sale to more fully exploit the capabilities of our drug discovery platform by expanding and enhancing our capacity to pursue new drug targets. The additional capital will also allow greater flexibility for us to selectively retain rights to drug programs attractive for internal development and enable us to pursue those programs to more advanced stages. However, in the future we expect to need additional funds for these purposes, to establish additional clinical- and commercial-scale manufacturing arrangements and to provide for the marketing and distribution of our products. We may not be able to acquire additional funds on commercially reasonable terms or at all. If we cannot acquire adequate funds, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs. Such a reduction could concentrate our risks in fewer programs.

We believe that our cash, cash equivalents and marketable securities, plus future scheduled payments under the Aventis and Merck agreements, will be adequate to satisfy our capital needs for at least the next several years. However, our actual capital requirements will depend on many factors, including:

  continued progress of our research and development programs;
  our ability to market and distribute any products we develop and to establish new collaborative and licensing arrangements;
  changes in our existing collaborative relationships;
  progress with preclinical studies and clinical trials;
  the time and costs involved in obtaining regulatory clearance;
  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims; and
  competing technological and market developments.

Although we have no current intention of doing so, we may seek to raise any necessary additional funds through equity or debt financings, collaborative arrangements with corporate partners or other sources which may dilute the interest our existing stockholders have in our company. In addition, in the event that we obtain additional funds through arrangements with collaborative partners or other sources, these arrangements may require us to give up rights to some of our technologies, product candidates or products under development that we would otherwise seek to develop or commercialize ourselves.

Rapid technological change and intense competition in the areas of drug discovery and development could render our products and technologies noncompetitive or obsolete.

The biopharmaceutical industry is highly competitive and subject to rapid and substantial technological change. Developments by others may render our products under development or our technologies noncompetitive or obsolete. We may be unable to keep pace with technological developments or other market factors. Technological competition in the industry, principally from major pharmaceutical companies, but also from biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Our competitors may develop products that are safer, more effective or less costly than any products we may develop or may be able to complete their development more quickly. Our most advanced clinical programs focus on neuro-psychiatric and inflammatory disorders and based on our review of patent filings and information from industry sources, we believe that most of the major pharmaceutical companies have drug programs to compete with ours. These companies include Merck, Eli Lilly, Aventis, Glaxo-SmithKline, Bristol-Myers, Squibb and Pfizer and there are likely others. Many of these entities have significantly greater research and development capabilities than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. In addition, acquisitions of, or investments in, competing development-stage pharmaceutical or biotechnology companies by large corporations could increase such competitors' financial, marketing, manufacturing and other resources. If a competitor were to develop and successfully commercialize a drug similar to one we were working on before us, it would put us at a significant competitive disadvantage.

We are subject to strict governmental regulation. If we cannot obtain product approvals or if we cannot comply with ongoing governmental regulations our business could suffer.

Our products are subject to extensive regulation and review by numerous federal, state and local government agencies both in the United States and in other countries where we intend to test and market our products. The process by which we obtain regulatory approval to market a product involves substantial cost and can take many years. The data we obtain from preclinical and clinical trials may be subject to varying interpretations which can delay, limit or prevent the approval of the relevant governmental authority. If there are delays and costs in obtaining regulatory approvals, our product development efforts and consequently our business could suffer. Agencies, such as the FDA, may change the endpoints for clinical trials once they have begun, clinical data may not be accepted by the FDA or similar agencies, or approvals may not be granted on a timely basis, if at all. Even if we obtain regulatory approval of a drug, the approval may include limitations and restrictions on the drug's use. In addition, we would be subject to continual review by the government and any subsequent discovery of previously unrecognized problems could result in restrictions being placed on either us or our products. These restrictions could include an order to withdraw a product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

We may not be able to protect our intellectual property.

Our success depends, in part, on our ability to obtain patents, maintain trade secrets and operate without infringing on the intellectual property rights of third parties. We file patent applications both in the United States and in foreign countries to protect both our products and our processes. The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves many complex legal and technical issues. Our patent applications may not be successful or our current or future patents may not afford us protection against our competitors. It is possible that our patents will be successfully challenged or that patents issued to others may preclude us from commercializing our products. Litigation to establish the validity of patents, to defend against infringement claims or to assert infringement claims against others can be lengthy and expensive. Moreover, much of our expertise and technology cannot be patented. We also rely heavily on trade secrets (for example, our AIDD™ system is not patented, but its proprietary elements are protected as trade secrets) and confidentiality agreements with collaborators, advisors, employees, consultants, vendors and other service providers. It is possible that these agreements may be breached or that our trade secrets may otherwise become known or be independently discovered by competitors. Our product development efforts and consequently our business would suffer if our competitors were able to learn our secrets or if we were unable to protect our intellectual property.

We are subject to uncertainties regarding health care reimbursement and reform.

The continuing efforts of the government, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, the future revenues and profitability of our potential customers, suppliers and collaborative partners, and the availability of capital. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, both the federal and state governments will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and reform of the Medicare and Medicaid systems. While we cannot predict whether any such proposals will be adopted, the announcement or adoption of such proposals could negatively impact our business, financial condition and results of operations.

Our ability to market our products successfully will depend, in part, on the extent to which appropriate reimbursements for the cost of our products and related treatments are available from governmental authorities, private health insurers and other organizations, such as HMOs. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Third-party payers, including Medicare, are constantly challenging the prices charged for medical products and services. If third-party payers institute cost containment measures or fail to approve our products for reimbursement, our sales will suffer, as patients will opt for a competing product that is approved for reimbursement.

Our business depends on the retention of a team of highly qualified management and technical personnel.

While we do not rely on any single individual or group of individuals, our success to date has depended on the skills of our management and scientific personnel. We do not maintain key person life insurance for any of our personnel. We believe our future success will depend, in large part, on our ability to recruit and retain the services of skilled management and technical personnel. We face significant competition for such individuals from other companies, academic institutions, government entities and other organizations. In particular, there is currently a shortage of qualified Ph.D. chemists and drug metabolism scientists in the industry. If we cannot attract or retain these key personnel our business would not remain competitive. We have employment agreements with four of our executive officers.   We rely heavily upon third parties for our manufacturing requirements.   To complete our clinical trials and to commercialize our product candidates we need access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We depend on our collaborators or third parties for the manufacture of compounds for pre-clinical, clinical and commercial purposes in their FDA-approved manufacturing facilities. Our products may be in competition with other products for access to these facilities. Consequently, our products may be subject to manufacturing delays if collaborators or outside contractors give other products greater priority than our products. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost-effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may reduce our future profit margin and limit our ability to commercialize products on a timely and competitive basis. We do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. In each of our ongoing collaborations, either Aventis or Merck or Pfizer is responsible for manufacturing or obtaining clinical and commercial supplies of pharmaceutical compounds. In our un-partnered C5a anaphylatoxin anti-inflammatory program we utilize third parties to prepare and formulate pharmaceutical compounds for use in clinical studies. To date, these third parties have been CarboGen Holding AG of Aarau, Switzerland, and AAI International of Wilmington, NC.

We lack marketing and sales experience.

We currently have no marketing, sales or distribution efforts and, currently, we intend to rely primarily on existing or future collaborative partners for this expertise if one of our products is successfully commercialized. Therefore, to service markets for any areas in which we have retained sales and marketing rights or in the event that any of our collaborative agreements is terminated, we must develop a sales force with technical expertise. We have no experience in developing, training or managing a sales force. We will incur substantial additional expenses in developing, training and managing this sales force. We may be unable to build such a sales force, the cost of establishing such a sales force may exceed any product revenues, or our direct marketing and sales efforts may be unsuccessful. In addition, we compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against such other companies. Moreover, even if we or one of our partners is able to bring a product to market, it is possible that these products will not gain acceptance among physicians, patients or third-party payers.

Our business exposes us to product liability claims.

We face an inherent risk of exposure to product liability claims in the event that the use of one of our products is alleged to have caused an adverse effect on patients. This risk exists for products being tested in human clinical trials, as well as for products that receive regulatory approval for commercial sale. Manufacturers of pharmaceuticals have been the subject of significant product liability litigation and we cannot assure you that we will not be threatened with or become subject to such a claim. We maintain limited product liability insurance for compounds we are testing in clinical trials. We currently maintain liability insurance of $5.0 million in coverage for the clinical trials that we conduct. Our partners indemnify us, with certain exceptions, for collaborative compounds they are testing in clinical trials. We intend to seek additional product liability insurance coverage if and when our products are commercialized. We may not, however, be able to obtain such insurance at acceptable costs, if at all, or such coverage, if obtained, may not be adequate to cover any claims. If we cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims we could be prevented from commercializing our products. Or, if we are subject to a product liability claim where claims or losses exceed our liability insurance coverage and our ability to pay, we may go out of business.

Our business involves hazardous materials and the risk of environmental liability.

In connection with our research and development activities, we are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although we believe that we have complied with the applicable laws, regulations and policies in all material respects and have not been required to correct any noncompliance which is material to our business, we may have to incur significant costs to comply with environmental and health and safety regulations in the future. Our research and development involves the controlled use of hazardous materials, including but not limited to certain hazardous chemicals and radioactive materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an occurrence, we could be held liable for any damages that result and any such liability could possibly exceed our resources.

Risks Related to Our Common Stock

The price of our common stock may be volatile.

The market prices for securities of biotechnology companies, including ours, have historically been highly volatile. The market has, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock may fluctuate significantly due to a variety of factors, including:

  the results of preclinical testing and clinical trials by us or our competitors;
  technological innovations or new therapeutic products;
  governmental regulation;
  developments in patent or other proprietary rights;
  litigation;
  public concern as to the safety of products developed by us or others;
  comments by securities analysts; and
  general market conditions in our industry.

If our stockholders sell substantial amounts of our common stock, the market price of our common stock may fall.

If our stockholders sell substantial amounts of our common stock including shares issued upon the exercise of outstanding options, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We do not expect to pay dividends on our common stock.

We have never declared or paid dividends on our common stock in the past and we do not expect to pay dividends on our common stock for the foreseeable future.

FORWARD-LOOKING STATEMENTS

Some of the statements under "The Company," "Risk Factors" and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial or business performance and are identified by words such as "may," "might," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," or "continue" or the negative of such terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" above and in the documents incorporated herein by reference. These factors, among others, may cause actual events or our actual performance to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Readers of this prospectus and the documents incorporated herein by reference are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent that we are required to do so by law. We also may make additional disclosures in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we may file from time to time with the Securities and Exchange Commission. Please also note that we provide a detailed discussion of cautionary statements and risks and uncertainties under the heading "Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here, including those discussed in our Annual Report on Form 10-K, could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may inspect and copy these materials at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these materials from the SEC at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "NRGN." You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Incorporation of Certain Documents by Reference

The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004, including all material incorporated by reference therein.
  Our Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, filed on April 29, 2004.
  Our Quarterly Report on Form 10-Q for the period ended March 31, 2004, filed on May 10, 2004.
  Our Current Reports on Form 8-K, filed on March 29, 2004.
  The description of our common stock which is contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act on February 21, 1990, as amended on March 5, 1990.

If you request a copy of any or all of the documents incorporated by reference, we will send you the requested copies at no charge. We will not, however, send you the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Stephen R. Davis, Executive Vice President and Chief Business Officer of Neurogen, at 35 Northeast Industrial Road, Branford, Connecticut 06504, (203) 315-3016.

You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of common stock by any selling stockholder in this offering.

SELLING STOCKHOLDERS

On April 19, 2004, we sold an aggregate of 14,285,760 shares of common stock of the Company to the selling stockholders pursuant to a Stock Purchase Agreement dated March 19, 2004, as amended. In connection with the sale, we agreed to file a registration statement with the SEC covering the shares issued to each selling stockholder and agreed to indemnify each selling stockholder against claims made against them arising out of, among other things, statements made in this registration statement. We have agreed to cause this registration statement to remain effective until (a) all the common stock has been re-sold or (b) two years after the closing of the sale of the common stock pursuant to the Stock Purchase Agreement, whichever occurs earlier.

As of April 22, 2004, entities affiliated with Baker Brothers Investments owned 5,508,391 shares of our common stock, representing beneficial ownership of approximately 16.1% of our common stock. Dr. Felix Baker and Julian Baker are managing partners of Baker Brothers Investments and have been members of our Board of Directors since May 1999. As of April 22, 2004, persons and entities affiliated with the Tisch family owned 4,112,532 shares of our Common Stock, representing beneficial ownership of approximately 12.0% of our Common Stock. We are unaware of any other material relationship between any of the selling stockholders and us in the past three years other than as a result of the ownership of the shares of common stock and as discussed above.

The following table provides certain information with respect to shares of common stock held and to be offered under this prospectus from time to time by each selling stockholder. There can be no assurance that the selling stockholders will sell any or all of the common stock being offered. See "Plan of Distribution."

	Shares of Common Stock Beneficially Owned Before the Offering			Shares of Common Stock Beneficially Owned Following the Offering (1)

Selling Stockholder	Number	% of Class (2)	Number of Shares of Common Stock Offered Hereby	Number	% of Class (2)

Baker Brothers Investments and affiliated entities (3)	5,508,391	16.1%	4,642,899	865,492	2.5%

Persons and entities affiliated with the Tisch family	4,112,532	12.0%	1,071,432	3,041,100	8.9%

Warburg Pincus Private Equity VIII, L.P. (4)	8,571,429	25.1%	8,571,429	-	- %

________________________

(1) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may choose not to sell any of the shares offered by this prospectus. This table assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus.

(2) Percentage of ownership is based on 34,183,628 shares of common stock outstanding on April 22, 2004.

(3) The information includes shares of Common Stock such persons and entities have the right to acquire under stock options exercisable within 60 days of April 22, 2004.

(4) Consists of shares directly owned by Warburg Pincus Private Equity VIII, L.P., including three related limited partnerships. Warburg Pincus & Co. is the sole general partner of Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus LLC is the manager of Warburg Pincus Private Equity VIII, L.P.  Our directors, Jonathan S. Leff and Stewart Hen, are general partners of Warburg Pincus & Co. and members and managing directors of Warburg Pincus LLC.  Messrs. Leff and Hen disclaim beneficial ownership of all the shares of common stock held by Warburg Pincus Private Equity VIII, L.P.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered by the selling stockholders pursuant to contractual registration rights contained in the Stock Purchase Agreement referred to above.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on the Nasdaq National Market or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We have agreed in the Stock Purchase Agreements to register the shares of our common stock received by the selling stockholders under applicable federal and state securities laws under certain circumstances and at certain times. We have filed a registration statement related to the shares offered hereby and have agreed to keep such registration statement effective until (a) all the common stock has been re-sold or (b) two years after the closing of the sale of the common stock pursuant to the Stock Purchase Agreements, whichever occurs earlier.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

We are not paying any underwriting commissions or discounts in this offering. We will, however, pay for the expenses incurred in this offering. We estimate these expenses to be approximately $66,688. We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS THAT ARE NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

__________________

TABLE OF CONTENTS

Page

THE COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

___________________

14,285,760 SHARES

Neurogen Corporation

COMMON STOCK

__________________

PROSPECTUS

_________________

_________ ___, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses payable by Neurogen Corporation in connection with the sale of the shares of common stock being registered. All of the amounts shown are estimates except for the registration fee. None of these expenses will be paid by the selling stockholders.

Securities Act registration fee ....................................................	$16,688
Legal fees and expenses ............................................................	25,000
Accounting fees and expenses ...................................................	20,000
Printing and engraving expenses .................................................	5,000

Total .................................................................................	$66,688

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company is a Delaware corporation. Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of corporations organized thereunder under certain conditions and subject to certain limitations. Article EIGHTH of the Restated Certificate of Incorporation of the Company provides that the Company shall, to the full extent permitted by Section 145, indemnify its directors and officers.

The Company's Certificate of Incorporation, pursuant to Section 102(b)(7) of the General Corporation Law of Delaware, contains provisions eliminating the personal liability of a director to the Company or its stockholders for money damages for breach of fiduciary duty as a director. This provision in the Restated Certificate of Incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of the law, for actions leading to improper personal benefits to the director, and for payment of dividends or stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other law, such as the state or federal securities laws or state or federal environmental laws.

As permitted by the General Corporation Law of Delaware, the directors and officers of the Company are covered by insurance against certain liabilities which might be incurred by them in such capacities and in certain cases against which they cannot be indemnified by the Company.

At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer, director, or employee of the Company.

ITEM 16. EXHIBITS

(a) EXHIBITS

Exhibit Number	Description of Document

3.1	Restated Certificate of Incorporation, filed June 17, 1994 (incorporated by reference to Exhibit 4.1 to Registration Statement No. 33-81268 on Form S-8).

3.2	By-Laws, as amended (incorporated by reference to Exhibit 3.6 to the Company's Form 10-K for the fiscal year ended December 31, 1993 ).

5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.

10.1	Stock Purchase Agreement dated March 19, 2004, as amended (incorporated by reference to Exhibits 99.1 to the Company's Current Reports on Form 8-K filed on March 29, 2004 ).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3	Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit 5.1).

24.1

Powers of Attorney of Felix J. Baker, Julian C. Baker, Barry M. Bloom, Eran Broshy, Robert N. Butler, Frank C. Carlucci, Stewart Hen, Jonathan S. Leff, Mark Novitch, Craig Saxton, John Simon, and Suzanne H. Woolsey.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Branford, state of Connecticut, on May 19, 2004.

NEUROGEN CORPORATION

By: /s/ STEPHEN R. DAVIS
Stephen R. Davis
Executive Vice President and Chief Business Officer

Date: May 19, 2004

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated and on the dates indicated:

SIGNATURE	TITLE	DATE

___*_______________________ Frank C. Carlucci	Chairman of the Board and Director	May 19, 2004
/s/ WILLIAM H. KOSTER William H. Koster (Principal Executive Officer)	President, Chief Executive Officer and Director	May 19, 2004
/s/ STEPHEN R. DAVIS Stephen R. Davis (Principal Financial and Accounting Officer)	Executive Vice President, Chief Business Officer and Director	May 19, 2004
___*_______________________ Felix J. Baker	Director	May 19, 2004
___*_______________________ Julian C. Baker	Director	May 19, 2004
___*_______________________ Barry M. Bloom	Director	May 19, 2004
___*_______________________ Eran Broshy	Director	May 19, 2004
___*_______________________ Robert N. Butler, M.D.	Director	May 19, 2004
___*_______________________ Stewart Hen	Director	May 19, 2004
___*_______________________ Jonathan S. Leff	Director	May 19, 2004
___*_______________________ Mark Novitch	Director	May 19, 2004
___*_______________________ Craig Saxton	Director	May 19, 2004
___*_______________________ John Simon	Director	May 19, 2004
___*_______________________ Suzanne H. Woolsey	Director	May 19, 2004

* By:	/s/ WILLIAM H. KOSTER and STEPHEN R. DAVIS
William H. Koster and Stephen R. Davis, Attorneys-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Document

3.1	Restated Certificate of Incorporation, filed June 17, 1994 (incorporated by reference to Exhibit 4.1 to Registration Statement No. 33-81268 on Form S-8).

3.2	By-Laws, as amended (incorporated by reference to Exhibit 3.6 to the Company's Form 10-K for the fiscal year ended December 31, 1993 ).

5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.

10.1	Stock Purchase Agreement dated March 19, 2004, as amended (incorporated by reference to Exhibits 99.1 to the Company's Current Reports on Form 8-K filed on March 29, 2004 ).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3	Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit 5.1).

24.1

Powers of Attorney of Felix J. Baker, Julian C. Baker, Barry M. Bloom, Eran Broshy, Robert N. Butler, Frank C. Carlucci, Stewart Hen, Jonathan S. Leff, Mark Novitch, Craig Saxton, John Simon, and Suzanne H. Woolsey.